LIMITED POWER OF ATTORNEY

BE IT KNOWN, that Michael E. Pack, has made and appointed, and by these presents does make and appoint, Stacy L. Bogart, acting individually, in her capacity as compliance officer for Winnebago Industries, Inc., true and lawful attorney for her and in her name, place and stead, for the following specific and limited purposes only:

To sign any and all documents required by the Securities and Exchange Commission to ensure compliance with the rules and regulations thereof by me in connection with any transactions I may complete involving the stock of Winnebago Industries, Inc.

giving and granting said attorney full power and authority to do and perform all and every act and thing whatsoever necessary to be done in and about the specific and limited premises set out herein as fully, to all intents and purposes, as might or could be done if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this   3rd     day of  _January____, 2025.

_/s/Michael E. Pack

Michael E. Pack

STATE OF  Wisconsin

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)ss:

COUNTY OF      Winnebago

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The foregoing instrument was acknowledged by me this   3rd          day of     January                  , 2025, by Michael E. Pack who is personally known by me and who did not take an oath.

_____/s/Kristeen M. Jossart_____________

Notary Public in and for said State

My Commission Expires:   _11/27/2028___________